Exhibit 99.1

Antero Midstream GP LP Announces Appointment of Peter Dea to the Board of Directors

Denver, Colorado, April 30, 2018—Antero Midstream GP LP (NYSE: AMGP) (“AMGP”) today announced that Peter A. Dea has been appointed to the board of directors (the “Board”) of AMGP GP LLC, its general partner, effective as of April 26, 2018. Mr. Dea is an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission and the applicable listing standards of the New York Stock Exchange.

Peter Dea is the Co-Founder and Executive Chairman of Confluence Resources LP, a Denver, Colorado-based oil and gas exploration and production company.  Additionally, Mr. Dea served as Co-Founder, President and CEO of Cirque Resources LP since its inception in May 2007 and served as President, CEO and a Director of Western Gas Resources, Inc., from 2001 through their merger with Anadarko Petroleum Corporation in 2006.  He joined Barrett Resources Corporation in 1993 and was CEO from 1999 and Chairman of the Board from 2000 until its sale in 2001 to Williams.  Prior to joining Barrett, Mr. Dea held various management and geologic positions for Exxon Company USA.

Paul Rady, Chairman and CEO of AMGP commented, “Peter’s deep expertise in the oil and gas industry will be a tremendous asset to AMGP and its shareholders. His 35 years of experience and leadership in the exploration and development of multiple shale plays across the U.S. will further support Antero’s integrated long-term strategy and focus. In addition, Peter’s appointment strengthens our commitment to corporate governance with the appointment of an additional independent director to the AMGP Board.”

“I’m excited to join the Board of Antero Midstream GP. The operational and strategic momentum underway at Antero Midstream, combined with the world class assets held by Antero Resources, puts AMGP in a unique position to deliver sustainable value to its shareholders”, said Mr. Dea. “I look forward to working with the Board and to represent shareholders to execute on the company’s long-term vision.”

Mr. Dea earned his Bachelor of Arts and Masters of Science degrees in geology from Western State Colorado University and the University of Montana, respectively.  In addition, he attended the Harvard Business School Advanced Management Program. Mr. Dea currently serves on the boards of Encana Corporation, Liberty Oilfield Services, Denver Museum of Nature and Science, The Nature Conservancy-Colorado and ACE Scholarships. He previously served on the Boards of EchoStar Communications, Western State Colorado University, America Geological Institute Foundation, Western Energy Alliance and the Colorado Oil & Gas Association, among others.

Peter’s appointment to the Board brings its size to eight total directors. Mr. Dea will be a member of the Board’s audit committee.

Antero Midstream GP LP is a Delaware limited partnership that owns the general partner of Antero Midstream and incentive distribution rights in Antero Midstream.

For more information, contact Michael Kennedy — CFO of Antero Midstream GP LP at (303) 357-6782 or mkennedy@anteroresources.com.